Exhibit 10.18.6

                            AMENDMENT NO. 6 TO
                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
           FOR OFFICERS OF NORTHEAST UTILITIES SYSTEM COMPANIES


The Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies, as amended, is further amended, effective December 9, 2003, as follows:

A. The definition of Compensation is amended to read in its entirety as follows:

     "Compensation" shall have the same meaning as provided in the Retirement Plan, but shall also include amounts disregarded pursuant to Section 401(a)(17) of the Code, amounts (included in Compensation as earned) receipt of which is deferred by a Participant pursuant to a plan or agreement which is not qualified under the Code, and, for any period in question, awards under the Incentive Plans to the extent made with respect to performance during such period, each such award to be allocated on a pro rata basis to each of the calendar months in the period to which it relates. Effective November 1, 2001, Long-Term Incentive Compensation Awards made under Incentive Plans after November 1, 2001 shall not be included in Compensation for purposes of this Plan, except that each individual who was a Participant prior to November 1, 2001 shall have credited to his or her Compensation in February each year while a Participant, in the same manner as such amount was credited in 2001, the "target" value of the stock option grants made to such Participant in February, 2001 for purposes of the Make-Whole Benefit and, if such individual was a Participant in the Target Benefit prior to October 2003, for purposes of the Target Benefit as well. For purposes of computing the value of a Participant's awards under the Incentive Plans, awards made in common shares of Northeast Utilities shall be valued by multiplying the per share New York Stock Exchange closing price on the date the award is approved by the Board by the number of shares awarded to such Participant. Notwithstanding the foregoing, if a Participant may become entitled to receive an award or awards under the Incentive Plans, and if the amount of such award(s), if any, will be determined after the date on which the Participant's Credited Service ends, then a provisional calculation of the Participant's Compensation during the period to which such award(s) relates (hereinafter the "Provisional Calculation") shall be made on or before the date the Participant's Credited Service ends, and benefits payable to the Participant under this Plan shall be based upon the Participant's Compensation as determined under the Provisional Calculation until such calculation is replaced as hereinafter provided. A Participant's Compensation shall be determined under the Provisional Calculation by including the target amount of any award to the Participant under the Incentive Plans as Compensation in the manner described in the first two sentences of this definition. The Provisional Calculation shall be replaced by a permanent calculation of Compensation (hereinafter the "Permanent Calculation") at the earliest possible date at which the amount of all awards that the Participant may become entitled to receive under the Incentive Plans has been determined, and as of such date the Participant's benefit under this Plan shall be recalculated and thereafter paid based upon the Participant's Compensation as determined under the Permanent Calculation. The Permanent Calculation of a Participant's Compensation shall be determined by including as Compensation the amount of awards, if any, to the Participant under the Incentive Plans that are determined after the date on which the Participant's Credited Service ends in the manner described in the first two sentences of this definition. If the amount of the Participant's benefit under this Plan as determined under the Permanent Calculation is greater than the amount of such benefit as determined under the Provisional Calculation, then the Employer shall make a lump sum payment to the Participant within 30 days following the date on which the Permanent Calculation is determined equal to the difference between (i) the sum of the benefit payment(s) that would have been made to the Participant hereunder from the date such payment(s) commenced until the date on which the Permanent Calculation was determined if such benefit(s) had been calculated based on the Participant's Compensation as determined under the Permanent Calculation, and (ii) the actual benefit Payment(s) made to the Participant hereunder for such period. If the amount of the Participant's benefit under this Plan as determined under the Permanent Calculation is less than the amount of such benefit as determined under the Provisional Calculation, then each of the Participant's benefit payments after the date on which the Permanent Calculation is determined shall be reduced by the amount that each benefit payment determined under the Provisional Calculation exceeded the benefit payment that would have been made under the Permanent Calculation until such time as the total amount of said reductions equals the difference between (i) the actual benefit payment(s) made to the Participant hereunder from the date such payment(s) commenced until the date on which the Permanent Calculation was determined, and (ii) the sum of such benefit payment(s) that the Participant would have received hereunder for such period if such benefit had been calculated based on the Participant's Compensation as determined under the Permanent Calculation.